Exhibit 10.5

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of the 12th day of April, 2011 by and among R. Philip Silver (“Co-Founder 1”), D. Greg Horrigan (“Co-Founder 2” and, together with Co-Founder 1, the “Co-Founders”), Blackstone Capital Partners III Merchant Banking Fund L.P. (the “Stockholder”) and Silgan Holdings Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Co-Founders and the Company are parties to that certain Amended and Restated Stockholders Agreement dated as of November 6, 2001 (the “Principals Stockholders Agreement”);

WHEREAS, pursuant to the terms of the Principals Stockholders Agreement, the Group (as such term is defined in the Principals Stockholder Agreement and generally including the Co-Founders and their affiliates, family members, trusts and estates) has the right to nominate to stand for election all of the directors to the Company’s Board of Directors so long as the Group holds an aggregate of at least one-half of the number of shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), held by it on February 14, 1997 (as adjusted, if necessary to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) with Graham Packaging Company Inc. (capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement); and

WHEREAS, pursuant to the terms of the Merger Agreement, the parties hereto are entering into this Agreement providing that the Co-Founders shall include one (1) designee of the Stockholder as one (1) of the Co-Founders’ nominees to stand for election to the Company’s Board of Directors, subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DIRECTOR NOMINATION RIGHTS

1.1 Nomination of Directors.

(a) Until the earlier of (x) such date that the Stockholder holds less than one-third of the number of shares of Common Stock held by it in the aggregate as of the Effective Time of the Merger (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company) and (y) such date that the Group no longer has the right to nominate to stand for election all of the directors of the Company’s Board of Directors under the terms of Section 2.1(a) of the Principals Stockholders Agreement, the Stockholder shall have the right to designate for nomination one (1) individual to stand for election as a member of the Company’s Board of Directors (the “Nominee”), and upon such designation by the Stockholder such Nominee shall, in turn, be nominated by the Co-Founders, pursuant to the terms of the Principals Stockholders Agreement, to stand for election as a member of the Company’s Board of Directors, so long as such Nominee is reasonably satisfactory to the Co-Founders. Upon such nomination by the Co-Founders, such Nominee shall stand for election as a member of the Company’s Board of Directors in accordance with the Parent Certificate (as such term is defined in the Merger Agreement). In the event that a Nominee is not reasonably satisfactory to the Co-Founders, the Stockholder shall have the right to designate a different individual as a Nominee until a Nominee is reasonably satisfactory to the Co-Founders. The Nominee shall be nominated by the Co-Founders as a Class I Director (as such term is defined in the Parent Certificate). The Co-Founders hereby agree that Mr. Chinh Chu (“Mr. Chu”) is deemed reasonably acceptable for purposes hereof.

(b) The Stockholder shall provide the Co-Founders with its Nominee designee within 30 days of receipt of a written request from the Co-Founders for such designee’s name, provided that the Co-Founders shall not deliver such notice more than 90 days prior to the applicable annual meeting of the stockholders of the Company. If the Stockholder fails to designate for nomination by the Co-Founders the requisite individual to stand for election as a member of the Company’s Board of Directors at such meeting within such 30 day period, then, so long as the Group has the right to nominate all of the directors of the Company under the terms of Section 2.1(a) of the Principals Stockholders Agreement, the Co-Founders shall have the right, in lieu of the Stockholder, to nominate to stand for election as a member of the Company’s Board of Directors in accordance with Principals Stockholders Agreement and the Parent Certificate such individual that the Stockholder so failed to designate.

(c) In the event that a Nominee dies, resigns or is otherwise removed by the Stockholder, the Stockholder shall have the right to designate such Nominee’s replacement, who shall be nominated by the Co-Founders and approved by a majority of the directors of Company’s Board of Directors in accordance with the terms of the Parent Certificate and the Company’s bylaws; provided, however, that such replacement Nominee is reasonably acceptable to the Co-Founders. In the event that a replacement Nominee is not reasonably satisfactory to the Co-Founders, the Stockholder shall have the right to designate a different individual as a replacement Nominee until a replacement Nominee is reasonably satisfactory to the Co-Founders.

(d) The Co-Founders agree to vote, or cause the voting, of all of the shares of Common Stock held or otherwise controlled by them to elect the Nominee. If the Nominee is not Mr. Chu, on the first anniversary of such Nominee either being elected or appointed to the Company’s Board of Directors, if such Nominee is not reasonably satisfactory to a majority of the Company’s Board of Directors (excluding the Nominee), then the Stockholder shall cause such Nominee to resign immediately. The Stockholder may designate an individual to be nominated by the Co-Founders pursuant to paragraph (c) above to fill such vacancy created by the resignation of such Nominee in accordance with the terms of this Agreement, but only so long as the Stockholder has the right to designate for nomination one individual to the Company’s Board of Directors pursuant to the terms hereof and provided that if any such

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replacement Nominee is not Mr. Chu, if on the first anniversary of such replacement Nominee either being elected or appointed to the Company’s Board, such Nominee is not reasonably satisfactory to a majority of the Company’s Board of Directors (excluding the Nominee), then the Stockholder shall cause such Nominee to resign immediately and the Stockholder may designate an individual to be nominated as provided above in this clause (d) and such Nominee shall be subject to removal as provided herein.

ARTICLE II.

MISCELLANEOUS PROVISIONS

2.1 Effectiveness; Term. This Agreement shall become effective only upon the Effective Time of the Merger and shall have no force or effect until such time or in the event the Effective Time does not occur. This Agreement shall continue in effect until the date set forth in Section 1.1(a) hereof, at which time this Agreement shall terminate and be of no further force or effect.

2.2 Due Authorization; Binding Agreement. Each of the parties to this Agreement represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms. Neither this Agreement nor any rights or obligations hereunder shall be assigned by any party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

2.3 Equitable Relief for Breach of Agreement. Without limiting the remedies available to any of the parties hereto, each of the parties hereto stipulates and agrees that damages at law will be an insufficient remedy in the event that any party violates the terms of this Agreement, and each of the parties hereto further agrees that each of the other parties hereto may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, the terms of this Agreement.

2.4 Actions by the Company. The Company hereby agrees to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary to give effect to the rights of the Stockholder hereunder.

2.5 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked in whole or in part and no provision hereof may be waived, except in all such cases by a written instrument executed by the parties hereto. This Agreement in no way amends, modifies, changes or negates the Principals Stockholders Agreement which remains in full force and effect.

2.6 Waiver. No waivers of any breach or other term or condition of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies with respect to any subsequent breach or with respect to any other term or condition.

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2.7 Headings. The headings and subheadings in this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

2.8 Unenforceable Provisions. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed automatically amended to the extent necessary to make such provision or such part thereof valid and enforceable, and the remaining provisions shall remain in full force and effect.

2.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement.

2.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P.

By:	/s/ Chinh E. Chu
	Name:	Chinh E. Chu
	Title:	Senior Managing Director

[Signature Page to Stockholders’ Agreement]

/s/ R. Philip Silver
R. Philip Silver

[Signature Page to Stockholders’ Agreement]

/s/ D. Greg Horrigan
D. Greg Horrigan

[Signature Page to Stockholders’ Agreement]

Acknowledged and consented to as of the date first written above. SILGAN HOLDINGS INC.

By:	/s/ Anthony J. Allott
	Name:	Anthony J. Allott
	Title:	President and Chief Executive Officer

[Signature Page to Stockholders’ Agreement]